Exhibit 10.1

Execution Version

Published Deal CUSIP Number: 89417VAG6

Published Revolving Facility CUSIP Number: 89417VAH4

U.S. $1,000,000,000

FIVE YEAR CREDIT AGREEMENT

Dated as of June 15, 2022

among

THE TRAVELERS COMPANIES, INC.,

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

CITIBANK, N.A.,

U.S. BANK NATIONAL ASSOCIATION, and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

and

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

U.S. BANK NATIONAL ASSOCIATION, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

Table of Contents

Page

Article I

DEFINITIONS AND ACCOUNTING TERMS

Article II

AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES AND LETTERS OF CREDIT

Article III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness of Section 2.01	52
Section 3.02. Conditions Precedent to Each Revolving Credit Borrowing, Issuance, Commitment Increase and Extension of the Termination Date	53
Section 3.03. Determinations Under Section 3.01	54

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower	54

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Table of Contents

(continued)

Page

Article V

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants	56
Section 5.02. Negative Covenants	58
Section 5.03. Financial Covenant	61

Article VI

EVENTS OF DEFAULT

Section 6.01. Events of Default	61
Section 6.02. Actions in Respect of the Letters of Credit upon Default	63
Section 6.03. Application of Funds	63

Article VII

THE AGENT

Article VIII

MISCELLANEOUS

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Schedules

Schedule 1.01 – Lender Commitments

Schedule 4.01(e) – Accounting Matters

Schedule 5.02(a) – Existing Liens

Schedule 8.02 – Notice Information

Exhibits

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Revolving Credit Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Opinion of Counsel for the Borrower
Exhibit E	-	Form of U.S. Tax Compliance Certificates

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FIVE YEAR CREDIT AGREEMENT

Dated as of June 15, 2022

THE TRAVELERS COMPANIES, INC., a Minnesota corporation (the “Borrower”), the banks, financial institutions and other institutional lenders party hereto (the “Initial Lenders”), BANK OF AMERICA, N.A., CITIBANK, N.A., U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-syndication agents, JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., CITIBANK, N.A., U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC, as joint lead arrangers (the “Joint Lead Arrangers”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form from time to time in use by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Agent” has the meaning specified in the preamble hereto.

“Agent’s Account” means the account of the Agent set forth on Schedule 8.02 maintained by the Agent at its offices at 383 Madison Avenue, New York, New York, or such other account as the Agent may from time to time notify the Borrower and the Lenders.

“Agreement” means this Five Year Credit Agreement dated as of June 15, 2022 among the Borrower, the Agent and each Lender from time to time party hereto, together with all amendments, modifications, restatements, or supplements thereof.

“Anti-Corruption Laws” means any and all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower, its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Anniversary” has the meaning specified in Section 2.19(a).

“Applicable Margin” means for Base Rate Advances and SOFR Advances, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for SOFR Advances	Applicable Margin for Base Rate Advances
Level 1 At least AA- or Aa3	0.690%	0.00%
Level 2 Lower than Level 1 but at least A+ or A1	0.805%	0.00%
Level 3 Lower than Level 2 but at least A or A2	0.920%	0.00%
Level 4 Lower than Level 3 but at least A- or A3	1.025%	0.025%
Level 5 Lower than Level 4	1.250%	0.250%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 At least AA- or Aa3	0.060%
Level 2 Lower than Level 1 but at least A+ or A1	0.070%
Level 3 Lower than Level 2 but at least A or A2	0.080%

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 4 Lower than Level 3 but at least A- or A3	0.100%
Level 5 Lower than Level 4	0.125%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(a)(iv).

“Available Amount” of any Letter of Credit means, at any time, unless otherwise specified herein, the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuing Bank Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.23.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, rule or requirement applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.23 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.23(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).

“Benchmark” means, initially, with respect to any SOFR Advance, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.23.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)            the Adjusted Daily Simple SOFR;

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and any other document to be delivered hereunder.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any SOFR Advance, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides in its reasonable discretion and in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines in its reasonable discretion that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and any other document to be delivered hereunder).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any this Agreement or any other document to be delivered hereunder in accordance with Section 2.23 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other document to be delivered hereunder in accordance with Section 2.23.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code to which Section 4975 of the Internal Revenue Code applies and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any SOFR Advances, a U.S. Government Securities Business Day.

“Cash Collateral Account” has the meaning specified in Section 2.21(b).

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent or an Issuing Bank (as applicable) and the Lenders, as collateral for L/C Obligations (other than L/C Obligations owing in connection with a Secured Letter of Credit) or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if each of the Borrower and the Issuing Bank benefitting from such collateral shall agree, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Agent, (b) the applicable Issuing Bank, and (c) the Borrower. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Services” means any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services; (ii) treasury management services; (iii) any other demand deposit or operating account relationships or other cash management services; and (iv) other services related, ancillary or complementary to the foregoing.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Commitment Letter” the Commitment Letter dated as of May 16, 2022 among the Borrower, JPMorgan, Bank of America, N.A., BofA Securities, Inc., Citibank, N.A., U.S. Bank National Association, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC.

“Confidential Information” means all non-public information that the Borrower furnishes to the Agent or any Lender other than any such information that is or becomes generally available to the public other than by reason of disclosure by the Agent, any Lender any Issuing Bank or any of their respective Affiliates, in violation of a confidentiality agreement with the Borrower).

“Consenting Lender” has the meaning specified in Section 2.19(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Continuing Directors” has the meaning specified in Section 6.01(g).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that are or should be, in accordance with GAAP, recorded as capital leases (the amount of Debt attributable thereto to be the capitalized amount thereof in accordance with GAAP); provided that in the event of an accounting change requiring all leases to be capitalized, only those leases that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (g) all reimbursement obligations of such Person in respect of drawings or payments made under letters of credit or similar extensions of credit, (h) all obligations of such Person in respect of Hedge Agreements, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) for the purpose of enabling the debtor to make payment of such Debt or (4) otherwise to assure the holder of any such Debt against loss, and (j) all Debt of others referred to in clauses (a) through (i) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person (the amount of Debt attributable thereto to be equal to the lesser of (i) the amount of such Debt and (ii) the fair market value of the property subject to such Lien), even though such Person has not assumed or become liable for the payment of such Debt. For purposes of calculating the amount of Debt pursuant to clause (h) of the foregoing definition, such amount shall be equal to the amount that would be payable (giving effect to netting arrangements) by the relevant Person if the Hedge Agreement were terminated at such time. Notwithstanding anything herein to the contrary, none of the following shall constitute “Debt”: (A) surety bonds, fidelity bonds and other similar insurance products and (B) instruments issued by financial institutions at the request of the Borrower or one of its Subsidiaries with respect to which the Borrower or one of its Subsidiaries has a reimbursement or indemnification obligation to such financial institution and any agreement relating to the issuance of such instruments, which in each case is accounted for, or would be accounted for upon issuance, as an insurance liability.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, in each case, as specified in Section 6.01.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that, as reasonably determined by the Agent (which determination shall be made either at the Agent’s discretion or promptly at the request of the Borrower), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Credit Advances or participations in respect of Letters of Credit (other than Secured Letters of Credit), within three Business Days of the date required to be funded by it hereunder unless such failure is the result of one or more conditions precedent to funding not having been satisfied (provided that such Lender notifies the Borrower and the Agent in writing of such failure and specifically identifies in such writing each of the conditions precedent, together with any Default, that have not been satisfied), (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit unless such position is the result of one or more conditions precedent to funding not having been satisfied (provided that such Lender notifies the Borrower and the Agent in writing of such failure and specifically identifies each of the conditions precedent, together with any Default, that have not been satisfied), (c) has failed, within three Business Days after request by the Agent (which request shall be made either at the Agent’s discretion or promptly at the request of the Borrower), to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent (which determination shall be made either at the Agent’s discretion or promptly at the request of the Borrower) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Dollar” and “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed, provided, that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided further that (x) if an Event of Default has occurred and is continuing such that the Borrower does not have a right of approval with respect to any Eligible Assignee under this clause (iii) or (y) in the case of any assignment to which the Borrower is deemed to have consented under this clause (iii) pursuant to the immediately preceding proviso, such Person shall be a commercial bank organized or licensed under the laws of the United States, or any State thereof, or organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000; provided, that such bank is acting through a branch agency located and licensed in the United States (unless the Borrower otherwise approves such Eligible Assignee); provided, however, that none of the Borrower, any Affiliate of the Borrower or any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) shall qualify as an Eligible Assignee.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group or under common control with the Borrower within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or would have been waived under the regulations in effect under Section 4043 of ERISA as of the date of this Agreement, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a minimum funding standard waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA that is treated as a withdrawal under such Section; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, provided, however, that the event or condition described in Section 4042(a)(4) shall be an ERISA Event only if the PBGC shall have notified the Borrower or any ERISA Affiliate that it intends to terminate, or appoint a trustee to administer, a Plan on such basis; (h) the determination that any Plan is considered an at risk plan within the meaning of Section 303 of ERISA or Section 430 of the Internal Revenue Code; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by its overall net income, branch profits Taxes and franchise and similar Taxes imposed on it in lieu of net income Taxes, in each case, imposed (a) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) as a result of such Recipient’s present or former connection with such jurisdiction (other than a connection arising solely from the transactions contemplated herein), (ii) any U.S. withholding taxes imposed on amounts payable with respect to such Recipient on the date on which (a) such Recipient becomes a party to this agreement (other than pursuant to an assignment request by Borrower pursuant to Section 2.20), or (b) such Recipient changes its principal office or, in the case of a Lender, its Lending Office to which payments by or on behalf of the Borrower is made and which relocation occurs after such Recipient becomes a Recipient (other than changes in such Lender’s Lending Office to mitigate certain increased costs or funding restrictions imposed upon such Lender referred to in Section 2.11), except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changes its principal office or, in the case of a Lender, its Lending Office, (iii) Taxes imposed as a result of a Recipient’s failure to comply with Section 2.14(f), except as provided in Section 2.14(g), and (iv) any withholding Taxes imposed under FATCA.

“Extension Date” has the meaning specified in Section 2.19(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an Issuing Bank, such Defaulting Lender’s Ratable Share of the outstanding L/C Obligations other than L/C Obligations owing in connection with a Secured Letter of Credit or as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” has the meaning specified in Section 1.03.

“Hedge Agreements” means interest rate swap, basis swaps, credit derivative transactions, forward rate transactions, cap, floor or collar agreements, interest rate future or option contracts, currency swap agreements, cross-currency rate swap transactions, currency future or option contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, and other similar agreements or any combination of the foregoing (including any options to enter into any of the foregoing).

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indemnified Taxes” means (i) all Taxes imposed with respect to a payment made pursuant to this Agreement other than Excluded Taxes and (ii) to the extent not otherwise described in (i), Other Taxes.

“Initial Lenders” has the meaning specified in the preamble hereto.

“Insurance Subsidiary” means any Subsidiary of the Borrower that is licensed by any governmental authority to engage in the insurance business by issuing insurance policies or entering into Reinsurance Agreements.

“Interest Period” means, for each SOFR Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such SOFR Advance or the date of the Conversion of any Base Rate Advance into such SOFR Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to SOFR Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months (or such other period as may be requested by the Borrower and acceptable to the Agent and each Lender) (in each case, subject to availability), as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           no Interest Period shall extend beyond the Termination Date;

(b)           Interest Periods commencing on the same date for SOFR Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Invested Assets” means cash, cash equivalents, short term investments, investments held for sale and any other assets which are treated as investments under GAAP.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc.

“Issuance” means, with respect to any Letter of Credit, the issuance, amendment (to the extent that same increases the Available Amount thereunder), renewal or extension of such Letter of Credit (other than an extension of an Auto-Extension Letter of Credit).

“Issuing Bank” means each of JPMorgan, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association, Wells Fargo Bank, National Association, and any other Lender designated as an “Issuing Bank” hereunder by written notice to such effect to the Agent by the Borrower and such Lender so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Lending Office (which information shall be recorded by the Agent in the Register).

“Issuing Bank Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its permitted successors and assigns.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the definition of “Available Amount”. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means, on any date of determination, each Initial Lender, each Issuing Bank, each Assuming Lender, and each Person that has become a party hereto pursuant to Section 8.07, in each case, which are party hereto on such date.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in such Lender’s Administrative Questionnaire or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.

“Letter of Credit” has the meaning specified in Section 2.01(b)(i).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Commitment” means, at any time, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its specified Subsidiaries in (a) the amount set forth opposite such Issuing Bank’s name on Schedule 1.01 hereto or (b) in the notice designating such Issuing Bank as an Issuing Bank hereunder, in each case as such amount may be increased at or prior to such time pursuant to Section 2.18 or reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $100,000,000, as such amount may be increased at or prior to such time pursuant to Section 2.18 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced or increased at or prior to such time pursuant to Section 2.05 or 2.18.

“Letter of Credit Fee” has the meaning specified in Section 2.04(b)(i).

“Letter of Credit Fee Rate” means a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Letter of Credit Fee Rate
Level 1 At least AA- or Aa3	0.625%
Level 2 Lower than Level 1 but at least A+ or A1	0.750%
Level 3 Lower than Level 2 but at least A or A2	0.875%
Level 4 Lower than Level 3 but at least A- or A3	1.000%
Level 5 Lower than Level 4	1.250%

“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and mortgage, deed of trust or other encumbrance on title to real property.

“Mandatory Convertible Securities” means, as of any date, debt issued by the Borrower that is mandatorily convertible into common equity so long as the Borrower provides satisfactory evidence to the Agent and the Required Lenders that such debt is afforded equity capital credit by S&P.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of this Agreement or any Revolving Credit Note or (c) the ability of the Borrower to perform its payment obligations under this Agreement or any Revolving Credit Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means, at a particular time, a Single Employer Plan, as defined in Section 4001(a)(15) of ERISA, (a) that is maintained for employees of the Borrower or any ERISA Affiliate and at least one contributing sponsor of such plan is a Person other than the Borrower and the ERISA Affiliates or (b) in respect of which the Borrower or any ERISA Affiliate would under Section 4064 or 4069 of ERISA be deemed to be a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA if such plan were terminated at such time.

“Net Worth” of the Borrower means, as of any date, its total shareholders’ equity determined in accordance with GAAP plus (a) the amount of Trust Preferred Securities to the extent that the amount of Trust Preferred Securities do not exceed 15% of Total Capital plus (b) the amount of Mandatory Convertible Securities to the extent that the amount of Mandatory Convertible Securities plus Trust Preferred Securities do not in the aggregate exceed 25% of Total Capital; provided, that in determining total shareholders’ equity, any “Accumulated Other Comprehensive Income (Loss)” shown on a Consolidated balance sheet of the Borrower and its consolidated Subsidiaries shall be excluded.

“Non-Consenting Lender” has the meaning specified in Section 2.19(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(a)(iv).

“Non-U.S. Lender” has the meaning specified in Section 2.14(f).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Agents” has the meaning specified in Section 7.08.

“Other Taxes” means any present or future stamp or documentary taxes or any other similar excise or property taxes, charges or levies that arise from any payment made hereunder or under the Revolving Credit Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Revolving Credit Notes or any other documents to be delivered hereunder, except any such taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant Register” has the meaning specified in Section 8.07(h).

“Patriot Act” has the meaning specified in Section 8.15.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means: (a) Liens for taxes, imposts, duties, assessments and governmental charges, withholdings imposed by any governmental authority or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens consisting of pledges, deposits or reserves of cash or securities made or established to secure the performance of bids, trade or vendor contracts (other than for borrowed money), leases or subleases, statutory obligations and other obligations applicable to the Borrower and its Subsidiaries required by self-regulatory organizations, utilities, surety and appeal bonds, performance bonds, obligations under Cash Management Services and other obligations of a like nature incurred in the ordinary course of business; (f) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) that are contractual rights of set-off relating to agreements entered in the ordinary course of business or (iv) in favor of banking or other financial institutions or other electronic payment service providers encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry, (g) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, (h) Liens arising from precautionary Uniform Commercial Code financing statements and (i) Liens consisting of pledges or deposits of cash or securities made to secure swaps and other derivatives entered into by the Borrower or any of its Subsidiaries to hedge against risks arising in the ordinary course of business in connection with transactions not prohibited under this Agreement (and not entered into for speculative purposes).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means DebtX, Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be one level below the higher of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Public Filings” means the public filings of the Borrower.

“Ratable Share” of any amount means, with respect to any Lender at any time, subject to adjustment as provided in Section 2.22, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Recipient” means (a) the Agent, (b) any Lender, (c) any Issuing Bank or (d) any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Agent in its reasonable discretion.

“Register” has the meaning specified in Section 8.07(e).

“Regulation U” means Regulation U of the Board as from time to time in effect.

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby the Borrower or any Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, partners, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means, the Federal Reserve Board, the NYFRB and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board, the NYFRB and/or the CME Term SOFR Administrator or, in each case, any successor thereto.

“Required Lenders” means at any time Lenders owed more than 50% in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances and L/C Obligations owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Revolving Credit Commitments.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Margin Stock” means Margin Stock owned by the Borrower or any Subsidiary which represents not more than 25% of the aggregate value (determined in accordance with Regulation U), on a Consolidated basis, of the property and assets of the Borrower and the Subsidiaries that is subject to the provisions of Section 5.02(a).

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a SOFR Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 1.01 hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(e), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender, together with all amendments, modifications, restatements, or supplements thereof.

“RFR Advance” means a Revolving Credit Advance that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Ratings Group, a division of S&P Global Inc., and any successor thereto.

“Sanctions” has the meaning specified in Section 4.01(i).

“Secured L/C Account” means an interest bearing deposit account, over which the Agent shall have control (as determined in accordance with the Uniform Commercial Code) upon terms as may be reasonably satisfactory to the Agent and the Borrower, to be established and maintained by the Borrower with the Agent or another financial institution selected by the Borrower.

“Secured Letter of Credit” means a Letter of Credit irrevocably designated as such by the Borrower for which the Borrower maintains on deposit in the Secured L/C Account cash in an amount equal to the Available Amount of such Letter of Credit. The Borrower may by notice to the Agent from time to time pursuant to Section 2.03(g) designate which outstanding Letters of Credit at such time shall be “Secured Letters of Credit.”

“SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

“Significant Subsidiary” means any Subsidiary that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Single Employer Plan” means, at a particular time, a single employer plan, as defined in Section 4001(a)(15) of ERISA, (a) that is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates is a contributing sponsor of such plan or (b) in respect of which the Borrower or any ERISA Affiliate would under Section 4069 of ERISA be deemed to be a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA if such plan were terminated at such time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“St. Paul Fire” means St. Paul Fire and Marine Insurance Company, a Connecticut corporation.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding capital interests having ordinary voting power to elect a majority of the Board of Directors or comparable governing body of such entity (irrespective of whether at the time capital interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any SOFR Advance and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any SOFR Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date” means, for any Lender, the earlier of (a) June 15, 2027, subject to the extension thereof for such Lender pursuant to Section 2.19 or, if such date is not a Business Day, the immediately preceding Business Day and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date of such Lender in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Total Capital” means the sum, without duplication, of (a) all items that would, in accordance with GAAP, be classified as indebtedness on a Consolidated balance sheet of the Borrower and its consolidated Subsidiaries, (b) total Consolidated shareholders’ equity of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP, (c) Trust Preferred Securities and (d) Mandatory Convertible Securities.

“Trust Preferred Securities” means, as of any date, all items in respect of trust preferred securities that would, in accordance with GAAP, be classified as indebtedness on a Consolidated balance sheet (or the footnotes thereto) of the Borrower and its consolidated Subsidiaries.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Margin Stock” means any Margin Stock owned by the Borrower or any Subsidiary which is not Restricted Margin Stock.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Revolving Credit Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Borrower and the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time (“GAAP”); provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change in GAAP or in the application thereof shall have become effective (“Fixed GAAP”) until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that after the initial quarter in which such change in GAAP or in the application thereof occurs, such provision shall only be required to be interpreted on the basis of Fixed GAAP as described above to the extent reasonably practicable as determined in good faith by the Borrower (and then only until such notice shall have been withdrawn or such provision amended in accordance herewith); provided, further that in the event that Borrower determines in good faith that interpreting such provision on the basis of Fixed GAAP after the initial quarter in which such change in GAAP or in the application thereof occurs is not reasonably practicable, then the Borrower and the Agent shall negotiate in good faith to amend such provision within 90 days of the request for such amendment (it being understood that if the Borrower and the Agent are unable to agree on an amendment within such a time period, the Agreement shall continue in full force and effect and the Borrower and the Agent shall continue in good faith to seek agreement on an amendment).

Section 1.04. Interest Rates; Benchmark Notification. The interest rate on a Revolving Credit Advance denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.23 provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05.Divisions. For all purposes under this Agreement or any other document to be delivered hereunder, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES AND LETTERS OF CREDIT

Section 2.01. The Revolving Credit Advances and Letters of Credit.

(a)            Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date for such Lender in an amount not to exceed such Lender’s Unused Commitment (immediately prior to the making of such Revolving Credit Advance). Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made, or continued as or Converted into SOFR Advances or Base Rate Advances, on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b)           Letters of Credit.

(i)            Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue and amend standby letters of credit (each, a “Letter of Credit”) for the account of the Borrower and its specified Subsidiaries from time to time on any Business Day during the period from the Effective Date until the seventh Business Day prior to the Termination Date for such Issuing Bank in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed at any time such Issuing Bank’s Letter of Credit Commitment at such time and (iii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments (immediately prior to such Issuance) of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than five Business Days prior to the Termination Date, unless all Lenders have approved such expiration date. Within the limits referred to above, the Borrower may from time to time request the Issuance of Letters of Credit under this Section 2.01(b).

(ii)            Subject to Section 2.03(a)(iv), unless otherwise agreed by the Issuing Bank and all the Lenders, no Issuing Bank shall issue any Letter of Credit if the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance.

(iii)           No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise entitled to be compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date (and for which such Issuing Bank is not otherwise entitled to be compensated hereunder) and which, in each case, such Issuing Bank in good faith deems material to it;

(B)           the Issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to Letters of Credit generally, so long as such policies are consistently applied by such Issuing Bank to its customers and to letters of credit issued by it, such policies are not unusual to similarly situated financial institutions and such policies are not contrary to the express contractual obligations of such Issuing Bank under this Agreement;

(C)           except as otherwise agreed by the Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000;

(D)           the Letter of Credit is to be denominated in a currency other than Dollars; or

(E)           any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its reasonable discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its reasonable discretion;

(iv)         An Issuing Bank shall, subject to clauses (i), (ii), and (iii) above, amend any Letter of Credit at the request of the Borrower if such Issuing Bank would be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof; provided, that if such Issuing Bank would not be permitted to issue the Letter of Credit in its amended form, it may amend such Letter of Credit so long as such amendment does not increase the amount of such Letter of Credit, extend the expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than seven Business Days prior to the Termination Date, or provide for an expiry date of such Letter of Credit more than twelve months after the date of such amendment, and further so long as the beneficiary of the Letter of Credit accepts the proposed amendment to the Letter of Credit.

(v)           Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by such Issuing Bank and the Issuing Bank Documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article VII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuing Bank Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the such Issuing Bank.

Section 2.02. Making the Revolving Credit Advances.

(a)           Except as otherwise provided in Section 2.03(c), each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of SOFR Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by facsimile, e-mail or other electronic means. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, facsimile, e-mail or other electronic means in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of SOFR Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will promptly make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b)          Anything in Section 2.02(a) above to the contrary notwithstanding, (i) the Borrower may not select SOFR Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make SOFR Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the SOFR Advances may not be outstanding as part of more than twelve separate Revolving Credit Borrowings.

(c)           In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of SOFR Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to borrow such funds on the date specified in such Notice of Revolving Credit Borrowing, whether as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Section 3.02 or otherwise, including, without limitation, any loss (excluding loss of anticipated profits, indirect losses and special or consequential damages), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d)           Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing of SOFR Advances (or in the case of any Revolving Credit Borrowing of Base Rate Advances, prior to 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing) that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made or will make such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(e)           The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

Section 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a duly authorized officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Agent not later than 11:00 A.M. at least two Business Days (or such later date and time as the Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable Issuing Bank may reasonably request.

(ii)           In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may reasonably request. Additionally, the Borrower shall furnish to each Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit Issuance, including any Issuing Bank Documents, as such Issuing Bank or the Agent may reasonably request.

(iii)          Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or its applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in a format that is consistent with such Issuing Bank’s usual and customary business practices.

(iv)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of Issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not more than twelve months after the date of such extension, and not later than seven days prior to the Termination Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.01(b) or otherwise), or (B) an Event of Default has occurred and is continuing and it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Agent that the Required Lenders have elected not to permit such extension.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(vi)          Each Issuing Bank agrees that, unless otherwise requested by the Agent, such Issuing Bank shall report in writing to the Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on each Business Day on which such Issuing Bank makes any payment pursuant to a Letter of Credit, the date of such payment and the amount of such payment, (iii) on any Business Day on which the Borrower fails to reimburse a payment made by an Issuing Bank in respect of a Letter of Credit that is required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment and (iv) on any other Business Day, such other information as the Agent shall reasonably request.

(b)           Participations. Immediately upon the Issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(b) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment in respect of the purchase of such participations shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.

(c)           Drawing and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrower and the Agent thereof. Not later than 1:00 P.M. (New York City time) on the date of any payment by the applicable Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Agent in an amount equal to the amount of such drawing; provided that the applicable Issuing Bank has notified the Borrower by 10:00 A.M. (New York City time) on the Honor Date that such drawing is to be paid on the Honor Date, otherwise the Borrower shall reimburse such Issuing Bank, together with interest at the Base Rate plus the Applicable Margin, on the Business Day immediately following the day that the Borrower receives such notice from such Issuing Bank. If the Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall so notify the Agent and the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Ratable Share thereof. In such event (but subject to the parenthetical at the end of the last sentence of this Section 2.03(c)(i)), payment of such drawing shall be deemed to be a Revolving Credit Borrowing consisting of Base Rate Advances disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to (A) whether the making of such a Revolving Credit Advance would exceed such Issuing Bank’s Unused Commitment or (B) the satisfaction of the conditions set forth in Section 3.02. Any notice given by an Issuing Bank or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Any Revolving Credit Borrowing deemed to be made pursuant to this Section 2.03(c)(i) to reimburse the Issuing Bank for any Unreimbursed Amount shall relieve the Borrower of its obligations to reimburse such Unreimbursed Amount (except that such Unreimbursed Amount will not be deemed to be a Revolving Credit Borrowing and the Borrower shall not be relieved of its obligation to reimburse such Unreimbursed Amount, if an Event of Default under Section 6.01(e) shall have occurred, and this Section 2.03(c)(i) shall not relieve the Borrower’s obligations under any Revolving Credit Borrowing).

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Agent may apply Cash Collateral or, as provided in Section 2.03(g), cash on deposit in the Secured L/C Account for this purpose) for the account of the applicable Issuing Bank at the Agent’s Account in an amount equal to its Ratable Share of any Unreimbursed Amount not later than 1:00 P.M. (New York City time) on the Business Day (which may be the Honor Date) specified in such notice by the Agent, whereupon, each Lender that so makes funds available shall be deemed to have made a Revolving Credit Advance to the Borrower in such amount, or, if an Event of Default under Section 6.01(e) shall have occurred, such Lender shall be deemed to have made payment in respect of its participation in such Unreimbursed Amount. The Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)        Until each Lender funds its Revolving Credit Advance or participation in any Unreimbursed Amount pursuant to this Section 2.03(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Ratable Share of such amount shall be solely for the account of such Issuing Bank.

(iv)          Each Lender’s obligation to make Revolving Credit Advances or make payment in respect of participations in any Unreimbursed Amounts to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) the failure to satisfy the conditions set forth in Section 3.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.

(v)           If any Lender fails to make available to the Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Effective Rate, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Base Rate Advance included in the relevant Revolving Credit Borrowing. A certificate of the applicable Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this Section 2.03(c)(v) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s payment in respect of its participation in accordance with Section 2.03(c), if the Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral or, as provided in Section 2.03(g), applied thereto by the Agent), the Agent will distribute to such Lender its Ratable Share thereof in the same funds as those received by the Agent.

(ii)           If any payment received by the Agent for the account of the applicable Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 2.14 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Agent for the account of such Issuing Bank its Ratable Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this Section 2.03(d)(ii) shall survive the payment in full of all amounts owing hereunder and the termination of this Agreement.

(e)           Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each Letter of Credit.

(f)            Failure to Make Revolving Credit Advances. The failure of any Lender to make the Revolving Credit Advance to be made by it or to make payment in respect of its participation on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance or to make payment in respect of its participation on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender or to make payment in respect of its participation on such date.

(g)           Secured Letters of Credit. The Borrower may from time to time irrevocably designate any Letter of Credit to be a Secured Letter of Credit by notice to the Agent (with a copy to the applicable Issuing Bank). Upon any drawing under any Secured Letter of Credit, to the extent cash is on deposit in the Secured L/C Account, such cash shall, at the Borrower’s option, be applied to reimburse the applicable Issuing Bank to the extent permitted by applicable law and to the extent the Borrower elects not to reimburse such drawing as provided in Section 2.03(c). Subject to Section 6.02, to the extent any Secured Letters of Credit shall have expired or been drawn upon, any excess amounts in such Secured L/C Account shall be returned to the Borrower at the Borrower’s request.

(h)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse such Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the Issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04. Fees.

(a)           Facility Fee. Subject to adjustment as provided in Section 2.22, the Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date of such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time. Facility fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that whenever such payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of such fee; provided further that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.

(b)           Letter of Credit Fees.

(i)           The Borrower shall pay to the Agent for the account of each Lender in accordance with its Ratable Share a Letter of Credit fee (the “Letter of Credit Fee”), which shall accrue on (A) the average daily aggregate Available Amount of all Secured Letters of Credit issued and outstanding from time to time at a rate per annum equal to 0.50% and (B) the average daily aggregate Available Amount of all other Letters of Credit issued and outstanding from time to time at a rate per annum equal to the Letter of Credit Fee Rate in effect from time to time; provided that, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit (other than a Secured Letter of Credit) as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Ratable Shares allocable to such Letter of Credit pursuant to Section 2.22(a)(iv), and to such Issuing Bank for its own account to the extent of such Issuing Bank’s Fronting Exposure with the balance of such fee being retained by the Borrower. Letter of Credit Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that whenever such payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of such fee; provided further that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. In calculating the Letter of Credit Fee, if there is any change in the Letter of Credit Fee Rate during any quarter, the daily Available Amount under each Letter of Credit shall be computed and multiplied by the Letter of Credit Fee Rate separately for each period during such quarter that such Letter of Credit Fee Rate was in effect.

(ii)          The Borrower shall pay directly to the applicable Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, at such rate and at such times as are separately agreed in writing between the Borrower and such Issuing Bank. Unless otherwise agreed in writing between the Borrower and such Issuing Bank, fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that whenever such payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of such fee; provided further that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. In addition, the Borrower shall pay directly to the applicable Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard out-of-pocket costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect as the Borrower and such Issuing Bank shall agree. Such customary fees and standard costs and charges shall be reasonably documented and shall be due and payable promptly upon receipt of an invoice and are nonrefundable.

(c)           Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be separately agreed between the Borrower and the Agent.

Section 2.05. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.06. Repayment of Revolving Credit Advances.

(a)           Revolving Credit Advances. The Borrower shall repay to the Agent for the account of each Lender on its Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding and owing to such Lender.

(b)           Letter of Credit Drawings. The obligation of the Borrower to reimburse drawings under any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof, including, without limitation, pursuant to Section 8.12):

(i)            any lack of validity or enforceability of this Agreement, any Revolving Credit Note, any Issuing Bank Document, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)          the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)          any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi)          any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii)         without prejudice to the other provisions of this Agreement, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance by the applicable Issuing Bank with the Borrower’s instructions with respect to such Letter of Credit or other irregularity with respect to such Letter of Credit, the Borrower will promptly notify the applicable Issuing Bank.

In the event and to the extent that the provisions of any Letter of Credit Application shall conflict with this Agreement, the provisions of this Agreement shall govern (and in no event shall any provisions of any such Letter of Credit Application regarding representations, warranties, covenants, events of default, set-off rights or collateral be effective).

Section 2.07. Interest on Revolving Credit Advances.

(a)           Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate advance (“Base Rate Advance”), a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)           SOFR Advances. During such periods as such Revolving Credit Advance is a SOFR advance (“SOFR Advance”), a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Adjusted Term SOFR Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such SOFR Advance shall be Converted or paid in full.

(iii)          RFR Advances. During such periods as such Revolving Credit Advance is a RFR advance (“RFR Advance”), a rate per annum equal at all times to the sum of (x) Adjusted Daily Simple SOFR in effect from time to time plus (y) the Applicable Margin for SOFR Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such RFR Advance shall be Converted or paid in full.

(b)           Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the overdue and unpaid principal amount of each Revolving Credit Advance owing to each Lender which is not paid when due whether at stated maturity, upon acceleration or otherwise, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee, including any Letter of Credit Fees, or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum (the “Default Rate”) equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Revolving Credit Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

Section 2.08. Interest Rate Determination.

(a)           [Reserved].

(b)           [Reserved].

(c)           If the Borrower shall fail to select the duration of any Interest Period for any outstanding SOFR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Revolving Credit Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)           On the date on which the aggregate unpaid principal amount of SOFR Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such SOFR Advances shall automatically Convert into Base Rate Advances.

(e)           If an Event of Default has occurred and is continuing and the Required Lenders through the Agent so notify the Borrower, then, so long as such Event of Default is continuing (i) each SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert SOFR Advances into, SOFR Advances shall be suspended.

(f)            [Reserved].

(g)           [Reserved].

Section 2.09. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances of one Type comprising the same Revolving Credit Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of SOFR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such SOFR Advances, any Conversion of Base Rate Advances into SOFR Advances shall be subject to Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into SOFR Advances, the duration of the initial Interest Period for each such Revolving Credit Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.10. Prepayments of Revolving Credit Advances. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of SOFR Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a SOFR Advance, the Borrower shall be entitled to select the SOFR Advances to be prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

Section 2.11. Increased Costs.

(a)           If, due to any Change in Law, any governmental authority shall have in effect at any time during the term of this Agreement any reserve, liquid asset or similar requirement (except any such reserve reflected in the Adjusted Term SOFR Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank, and the result of such requirement shall be to increase the cost to any Lender of making, funding or maintaining any Revolving Credit Advances or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes (as to which Section 2.14 shall govern) and Excluded Taxes and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office, or any political subdivision thereof) and such Lender shall have requested, by notice to the Borrower and the Agent (which notice shall specify the costs applicable to such Lender), compensation under this paragraph, then the Borrower will pay to such Lender following delivery of such notice (until the earlier of the date such Lender shall advise the Borrower that such requirement is no longer in effect or the date such Lender shall withdraw such request) such additional amounts as shall be necessary to compensate such Lender for such increased costs incurred or reduction suffered;

(b)           If, due to any Change in Law, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Revolving Credit Advances or increase in the cost to any Issuing Bank of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or to reduce the amount of any sum received or receivable by such Lender or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (whether of principal, interest or any other amount) (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes (as to which Section 2.14 shall govern) and Excluded Taxes, or (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office, or any political subdivision thereof) then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost incurred or reduction suffered (provided that the compensation sought from the Borrower shall be proportionate to the amounts that such Lender or Issuing Bank is generally seeking from similarly situated borrowers in connection with similar credit facilities);

(c)           If any Lender or Issuing Bank determines that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or such Issuing Bank’s commitment to issue or participate in Letters of Credit hereunder and other commitments of such type or the Issuance or maintenance of or participation in the Letters of Credit, then, upon demand by such Lender or Issuing Bank (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or such Issuing Bank’s commitment to issue or participate in Letters of Credit hereunder or to the Issuance or maintenance of or participation in any Letters of Credit (provided that the compensation sought from the Borrower shall be proportionate to the amounts that such Lender or Issuing Bank is generally seeking from similarly situated borrowers in connection with similar credit facilities);

provided, however, that with respect to clauses (a), (b), and (c) above, before delivering such notice or making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost or increase in capital or liquidity and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. In the case of clauses (b) and (c) above, a certificate as to such amounts, submitted to the Borrower and the Agent by such Lender, shall constitute prima facie evidence of the amounts required to be paid by the Borrower in respect thereof, absent manifest error.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate such Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore; provided further that, if the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any Change in Law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make SOFR Advances or to fund or maintain SOFR Advances hereunder, (a) each SOFR Advance will automatically, upon such demand, Convert into a Base Rate Advance, and (b) the obligation of the Lenders to make SOFR Advances or to Convert Revolving Credit Advances into SOFR Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow such Lender or its Lending Office to continue to perform its obligations to make SOFR Advances or to continue to fund or maintain SOFR Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13. Payments and Computations.

(a)           All payments to be made by the Borrower hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Unless otherwise expressly provided herein, the Borrower shall make each payment or prepayment hereunder not later than 12:00 noon (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii) or (c), 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Revolving Credit Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(e), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Revolving Credit Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           All computations of interest based on the Base Rate (including at such time as the Base Rate is determined by reference to the Adjusted Term SOFR Rate) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest based on the Adjusted Term SOFR Rate or in respect of facility fees, Letter of Credit Fees and fronting fees shall be made by the Agent on the basis of a year of 360 days and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder (including, for avoidance of doubt, payments of fees set forth in Section 2.04), or under the Revolving Credit Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in accordance herewith and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Effective Rate.

Section 2.14. Taxes.

(a)          Any and all payments by or on account of any obligation of the Borrower hereunder or under the Revolving Credit Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction or withholding for any Taxes except as required by applicable law; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all such required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay to the relevant taxation authority or other authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)           The Borrower shall indemnify each Recipient for and hold it harmless against the full amount of any Indemnified Taxes (including, without limitation, Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Recipient and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Borrower shall not be obligated to make payment to any Recipient in respect of penalties, interest and other similar liabilities attributable to such Indemnified Taxes if such penalties, interest or other similar liabilities are reasonably attributable to the conduct of, or any failure to act by, such Recipient, except as permitted under this Agreement. This indemnification shall be made within 30 days from the date such Recipient makes written demand therefor. The Recipient requesting indemnification pursuant to this Section 2.14(c) shall provide the Borrower with evidence reasonably satisfactory to the Borrower documenting the payment by the Lender or Agent of such Taxes for which they are requesting indemnification pursuant to this Section 2.14(c).

(d)           Each Lender shall severally indemnify the Agent for and hold it harmless against (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with this Agreement or any Revolving Credit Note, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. This indemnification shall be made within 30 days from the date the Agent makes written demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Revolving Credit Note or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 2.14(d).

(e)           Within 30 days after receiving written request from the Agent following the payment of any Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing the payment of such Taxes to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(f)            (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)          each Lender that is a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Agent on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the Borrower or the Agent, executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)          each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the Borrower or the Agent, whichever of the following is applicable:

(1)           in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)           to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)          any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement and from time to time thereafter upon the reasonable request of the Borrower or the Agent, executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g)           For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(f), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(h)           Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such Indemnified Taxes that it may thereafter be entitled to and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(i)            If the Agent or any Lender determines, in its sole discretion, that it is entitled to a refund or credit with respect to any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14 it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund (plus any interest imposed by the relevant governmental authority) to such governmental authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (i) the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(j)            For purposes of this Section 2.14, the term “applicable law” includes FATCA.

Section 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances or L/C Obligations owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its Ratable Share of payments on account of the Revolving Credit Advances or L/C Obligations obtained by all the Lenders, such Lender shall notify the Agent of such fact and forthwith purchase from the other Lenders such participations or subparticipations in the Revolving Credit Advances or L/C Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.21, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Advances or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.15 shall apply). The Borrower agrees that any Lender so purchasing a participation or subparticipation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off provided in Section 8.05) with respect to such participation or subparticipation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation or subparticipation.

To the extent that any payment by or on behalf of the Borrower is made to the Agent, any Issuing Bank or any Lender, or the Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (ii) of the preceding sentence shall survive the payment in full of all obligations owing under this Agreement or any Revolving Credit Note and the termination of this Agreement.

Section 2.16. Evidence of Debt.

(a)            The Revolving Credit Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. Entries made in good faith in the accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Revolving Credit Advances made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing hereunder in accordance with this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Revolving Credit Note, which shall evidence such Lender’s Revolving Credit Advances in addition to such accounts or records. Each Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Advances and payments with respect thereto.

(b)            In addition to the accounts and records referred to in Section 2.16(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

Section 2.17. Use of Proceeds. The proceeds of the Revolving Credit Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries not in contravention of this Agreement or any Revolving Credit Note. The Letters of Credit issued hereunder shall be used (and the Borrower agrees that it shall use the Letters of Credit issued hereunder) solely for general corporate purposes of the Borrower and its Subsidiaries not in contravention of this Agreement or any L/C Related Document. The Borrower will not request any Revolving Credit Advance or the issuance of any Letter of Credit, and the Borrower shall not use the proceeds of any Revolving Credit Advance or use any Letter of Credit, directly or, to the knowledge of the Borrower, indirectly, (i) for the purpose of making an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions, in each case, in violation of applicable Sanctions or (iii) in any manner that would result in the violation by the Agent, any Lender, any Issuing Bank, any Joint Lead Arranger or any Other Agent of any Sanctions.

Section 2.18. Increase in the Aggregate Commitments.

(a)            The Borrower may, at any time after the Effective Date and prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased (with, at the Borrower’s option and subject to the agreement of an Issuing Bank (not to be unreasonably withheld or delayed), a proportionate increase in the Letter of Credit Facility) by an amount of $10,000,000 or an integral multiple of $10,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,500,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Section 3.02 shall be satisfied.

(b)            The Agent shall promptly notify one or more Lenders (as requested by the Borrower) of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which the applicable Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each applicable Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the applicable Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the applicable Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for a Commitment Increase on or prior to the Commitment Date, such Lender shall be deemed to have declined such request.

(c)            Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the applicable Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the applicable Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the applicable Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $20,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)            On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.19(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)            (A) certified copies of resolutions of the Board of Directors or committee thereof of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) if requested by the Agent, an opinion of counsel for the Borrower (which may be in-house counsel) in substantially the form of Exhibit D hereto;

(ii)            an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

(iii)            confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by facsimile or e-mail, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

(e)            On the Increase Date, if any Revolving Credit Advances are then outstanding, the Borrower shall borrow from all or certain of the Lenders and/or (subject to compliance by the Borrower with Section 8.04(c)) prepay Revolving Credit Advances of all or certain of the Lenders such that, after giving effect thereto, the Revolving Credit Advances (including, without limitation, the Types and Interest Periods thereof) shall be held by the Lenders (including for such purposes the Increasing Lenders and the Assuming Lenders) ratably in accordance with their respective Revolving Credit Commitments. On and after each Increase Date, the Ratable Share of each Lender’s participation in Letters of Credit and in Revolving Credit Advances from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

Section 2.19. Extension of Termination Date.

(a)            At least 60 days but not more than 90 days prior to the first, second and/or third anniversary of the Effective Date (the “Applicable Anniversary”), the Borrower, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration (which request may be conditioned on a minimum level of Revolving Credit Commitments from Consenting Lenders and Assuming Lenders). The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 30 days prior to the Applicable Anniversary, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 30 days prior to the Applicable Anniversary, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Borrower not later than 25 days prior to the Applicable Anniversary of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date. For the avoidance of doubt, the Termination Date may be extended no more than three times pursuant to this Section 2.19.

(b)            If all the Lenders consent in writing to any such request in accordance with Section 2.19(a), the Termination Date in effect at such time shall, effective as at the Applicable Anniversary (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Section 3.02 shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with Section 2.19(a), the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to Section 2.19(d), be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Revolving Credit Commitment of such Lender is not assumed in accordance with Section 2.19(c) on or prior to the applicable Extension Date, the Revolving Credit Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.06, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c)            If less than all of the Lenders consent to any such request pursuant to Section 2.19(a), the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than ten days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Revolving Credit Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Revolving Credit Commitments in an aggregate amount that exceeds the amount of the Revolving Credit Commitments of the Non-Consenting Lenders, such Revolving Credit Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Revolving Credit Commitments described above there remains any Revolving Credit Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $20,000,000 unless the amount of the Revolving Credit Commitment of such Non-Consenting Lender is less than $20,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i)             any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Revolving Credit Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii)            all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)           with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(b) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.06, shall survive such substitution as to matters occurring prior to the date of substitution. At least five Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent and (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Commitment. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)            If (after giving effect to any assignments or assumptions pursuant to Section 2.19(c)) Lenders having Commitments equal to more than 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, subject to the satisfaction of the applicable conditions in Section 3.02, the Termination Date for each Consenting Lender and each Assuming Lender then in effect shall be extended for the additional one year period as described in Section 2.19(b); provided that the Termination Date for each Non-Consenting Lender shall not be so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender. On and after each Extension Date, the Ratable Share of each Lender’s participation in Letters of Credit and in L/C Obligations shall be calculated after giving effect to the Revolving Credit Commitments of the Lenders after the occurrence of such Extension Date.

Section 2.20. Replacement of Lenders. If any Lender requests compensation under Section 2.11 or notifies the Agent under Section 2.12 that the making of SOFR Advances would be unlawful, or if the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender or fails to approve any amendment to this Agreement which requires, by the terms hereof, the approval of all affected Lenders and is approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Advances, accrued interest thereon, accrued fees and all other amounts then due and payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments at the time of such assignment, and (iii) in the case of any such assignment resulting from a Lender failing to approve an amendment to this Agreement, such assignee shall have approved such amendment. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21. Cash Collateral.

(a)            Certain Credit Support Events. Upon the occurrence of an Event of Default that is continuing, at the request of the Agent with the consent of the Required Lenders, or at the request of the Required Lenders, as contemplated by Section 6.02, the Borrower shall immediately pay to the Agent in same day funds at the office of the Agent set forth on Schedule 8.02, for deposit in the Cash Collateral Account, an amount equal to the then outstanding amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Agent or an Issuing Bank, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)            Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at JPMorgan (the “Cash Collateral Account”). The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Section 2.03, 2.22 or 6.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly (i) following the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 8.07)) or (ii) if there exists any excess Cash Collateral; provided, however, (x) that Cash Collateral which the Borrower shall have furnished pursuant to Section 6.02 shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.21 may be otherwise applied in accordance with Section 6.03), and (y) any Lender providing Cash Collateral and an Issuing Bank, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.22. Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)             Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 8.05), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank hereunder; third, if so determined by the Agent or requested by any Issuing Bank, to be held as Cash Collateral for Fronting Exposure of that Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Credit Advance under this Agreement and to serve as Cash Collateral for future Fronting Exposure of that Defaulting Lender; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if (A) such payment referred to in this clause “eighth” is a payment of the principal amount of any Revolving Credit Advance in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Revolving Credit Advance was made at a time when the conditions set forth in Section 3.02 were satisfied or waived, or such Revolving Credit Advance was made pursuant to Section 2.03(c), such payment shall be applied solely to pay the Revolving Credit Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. That Defaulting Lender (A) shall be entitled to receive any facility fee pursuant to Section 2.04(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) aggregate outstanding amount of the Revolving Credit Advances funded by it and (2) its Ratable Share of the stated amount of Letters of Credit for which such Defaulting Lender has provided Cash Collateral pursuant to Section 2.22(a)(ii) (and the Borrower shall (x) be required to pay to each Issuing Bank the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (y) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.04(b).

(iv)           Reallocation of Ratable Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit (other than Secured Letters of Credit) pursuant to Section 2.03, the “Ratable Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit after giving effect to such reallocation shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Credit Advances funded by that Lender.

(v)            Non-Pro Rata Commitment Reduction. During any period in which a Lender is a Defaulting Lender, the Borrower may (in its discretion) apply all or any portion to be specified by the Borrower of any optional reduction of unused Commitments under Section 2.06 to the unused Commitments of any one or more Defaulting Lenders specified by the Borrower before applying any remaining reduction to all Lenders in the manner otherwise specified in Section 2.06.

(b)            Defaulting Lender Cure. If the Borrower, the Agent, and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23. Alternate Rate of Interest.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.23, if:

(i)             the Agent reasonably determines prior to the commencement of any Interest Period for a SOFR Advance, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii)            the Agent is advised by the Required Lenders, prior to the commencement of any Interest Period for a SOFR Advance, that the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Revolving Credit Advances (or its Revolving Credit Advance) included in such Revolving Credit Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (y) the Borrower delivers a new Notice of Revolving Credit Borrowing in accordance with the terms of Section 2.02, any Notice of Revolving Credit Borrowing that requests the conversion of any Revolving Credit Borrowing to, or continuation of any Revolving Credit Borrowing as, a SOFR Advance and any Notice of Revolving Credit Borrowing that requests a SOFR Advance shall instead be deemed to be an Notice of Revolving Credit Borrowing for a Base Rate Advance. Furthermore, if any SOFR Advance is outstanding on the date of the Borrower’s receipt of the notice from the Agent referred to in this Section 2.23(a), then until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (y) the Borrower delivers a new Notice of Revolving Credit Borrowing in accordance with the terms of Section 2.02 or a notice of Conversion in accordance with the terms of Section 2.09, any SOFR Advance shall on the last day of the Interest Period applicable thereto (or the next succeeding Business Day if such day is not a Business Day), be converted by the Agent to, and shall constitute, (x) an RFR Advance so long as the Adjusted Daily Simple SOFR is not also subject to Section 2.23(a)(i) or (ii) or (y) a Base Rate Advance if the Adjusted Daily Simple SOFR is also subject to Section 2.23(a)(i) or (ii), on such day.

(b)            Notwithstanding anything to the contrary herein or in any other document to be delivered hereunder, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other document to be delivered hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other document to be delivered hereunder and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other document to be delivered hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other document to be delivered hereunder so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other document, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other document to be delivered hereunder, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other document to be delivered hereunder.

(d)            The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other document to be delivered hereunder, except, in each case, as expressly required pursuant to this Section 2.23.

(e)            Notwithstanding anything to the contrary herein or in any other document to be delivered hereunder, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Advance of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a SOFR Advance into a request for a Revolving Credit Borrowing of or conversion to (A) an RFR Advance so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Advance if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any SOFR Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.23, any SOFR Advance shall on the last day of the Interest Period applicable to such SOFR Advance (or the next succeeding Business Day if such day is not a Business Day), be converted by the Agent to, and shall constitute, (A) an RFR Advance so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Advance if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)            Except as disclosed in the Public Filings, there shall have occurred no Material Adverse Change since December 31, 2021.

(b)           The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date, and the Agent shall have confirmed to the Borrower in writing that the Effective Date has occurred.

(c)            The Borrower shall have paid all accrued fees and expenses of the Agent, the Joint Lead Arrangers, and the Lenders (including the accrued fees and expenses of counsel to the Agent) that have been invoiced at least two Business Days prior to the proposed Effective Date.

(d)            On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)             The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and

(ii)            No event has occurred and is continuing that constitutes a Default.

(e)            The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent:

(i)             The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii)            Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(iii)            A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Revolving Credit Notes and the other documents to be delivered hereunder.

(iv)           One or more favorable opinions of counsel to the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

(f)            The Borrower shall have terminated the commitments (or such commitments shall have been terminated in accordance with their terms), and paid in full all Debt, interest, fees and other amounts then due and payable, under the Five Year Credit Agreement dated as of June 4, 2018, among the Borrower, the lenders and agents parties thereto and U.S. Bank National Association, as administrative agent, and all letters of credit (if any) issued thereunder shall have been terminated or cancelled and each of the Lenders that is a party to such credit facility hereby waives, upon execution of this Agreement the requirement of prior notice under such credit facility relating to the termination of commitments thereunder.

(g)            (i) Each of the Agent and the Lenders shall have received from the Borrower all documentation and other information requested by the Agent or any Lender (through the Agent) that has been reasonably requested no less than three Business Days prior to the Effective Date and is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (g) shall be deemed to be satisfied).

Section 3.02. Conditions Precedent to Each Revolving Credit Borrowing, Issuance, Commitment Increase and Extension of the Termination Date. The obligation of each Lender to make a Revolving Credit Advance (other than a Revolving Credit Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Revolving Credit Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of the Termination Date pursuant to Section 2.19 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing or such Issuance, such Commitment Increase or the applicable Extension Date the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Letter of Credit Application, request for Commitment Increase or request for extension of the Termination Date and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing or such Issuance shall constitute a representation and warranty by the Borrower that on the date of such Revolving Credit Borrowing, such Issuance, such Commitment Increase or such extension of the Termination Date such statements are true):

(a)            the representations and warranties contained in Section 4.01 (except, in the case of Revolving Credit Borrowings or Issuances, the representations set forth in the last sentence of Section 4.01(e) and in Section 4.01(f)) are correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of such date, before and after giving effect to such Revolving Credit Borrowing, such Issuance, such Commitment Increase or such extension of the Termination Date and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) as of such earlier date;

(b)            no event has occurred and is continuing, or would result from such Revolving Credit Borrowing, such Issuance, such Commitment Increase or such extension of the Termination Date or from the application of the proceeds therefrom, that constitutes a Default; and

(c)            the Borrower is in pro forma compliance with Section 5.03 on and as of such date after giving effect to such Revolving Credit Borrowing and to the application of proceeds therefrom, such Commitment Increase or such extension of the Termination Date.

Section 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)            The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, (ii) has all corporate powers and authority required to carry on its business as now conducted and (iii) has all licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any such license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and each Significant Subsidiary is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, where the failure to be so qualified, licensed and/or in good standing could reasonably be expected to have a Material Adverse Effect.

(b)            The execution, delivery and performance by the Borrower of this Agreement and the Revolving Credit Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s charter or by-laws, (ii) violate any law, rule, regulation, order, writ, judgment, decree, determination or award applicable to the Borrower if such violation could reasonably be expected to have a Material Adverse Effect or (iii) violate or constitute a default under any contractual restriction binding on or affecting the Borrower if such violation or default could reasonably be expected to have a Material Adverse Effect or subject the Lenders, Agent or the Joint Lead Arrangers to liability.

(c)            No authorization or approval, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required for the due execution, delivery and performance by the Borrower of this Agreement or the Revolving Credit Notes to be delivered by it, except for those that have been duly obtained, taken, given or made and are in full force and effect and except to the extent the failure to get any such authorization or approval or give any such notice or make any such filing could not be reasonably expected to have a Material Adverse Effect.

(d)            This Agreement has been, and each of the Revolving Credit Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Revolving Credit Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(e)            Except as disclosed on Schedule 4.01(e), (i) the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2021, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and (ii) the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2022, which set forth the financial condition of the Borrower and is Subsidiaries, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer or chief accounting officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said balance sheet as at March 31, 2022, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments and the absence of certain notes, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP. Except as otherwise disclosed in the Public Filings, since December 31, 2021, there has been no Material Adverse Change.

(f)            There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, under any Environmental Law, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) except as disclosed in the Public Filings, could be reasonably likely to have a Material Adverse Effect, and there shall have been no additional claim made in respect of any action, suit, investigation, litigation or proceeding disclosed in the Public Filings that could be reasonably likely to have a Material Adverse Effect (except if such additional claim is disclosed in the Public Filings) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Revolving Credit Note or the consummation of the transactions contemplated hereby.

(g)            (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock that would result in or otherwise cause a violation of Regulation U with respect to any extensions of credit made by a Lender under this Agreement.

(ii)            The Borrower will not use the proceeds of any Revolving Credit Advance in any manner that would result in or otherwise cause of violation of Regulation U with respect to any extensions of credit made by a Lender under this Agreement.

(h)            The Borrower is not and, after giving effect to any Revolving Credit Advance, will not be, an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

(i)            None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director or executive officer is: (i) the target of any sanctions administered or enforced by the OFAC, the U.S. Department of State, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), or (ii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions.

(j)            The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors and executive officers are in compliance with all applicable Sanctions and applicable Anti-Corruption Laws, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions and Anti-Corruption Laws.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any Revolving Credit Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a)            Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(b)            Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property that, if unpaid, might by law become a Lien or charge upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property (other than Permitted Liens); provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (y) the non-payment of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)            Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as the Borrower shall from time to time determine, based on its experience and knowledge of the industry, are of a character usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d)            Preservation of Corporate Existence, Etc. (i) Preserve and maintain its corporate existence (other than pursuant to any transaction permitted under Section 5.02(b)), (ii) cause each of its Significant Subsidiaries to preserve and maintain its corporate existence (other than pursuant to any merger or consolidation of a Significant Subsidiary with any other Person or pursuant to a Division of a Significant Subsidiary) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e)            Visitation Rights. Without limitation of Section 8.08, at any reasonable time and from time to time during normal business hours (but, so long as no Default has occurred and is continuing, no more than once per fiscal year of the Borrower), permit the Agent at the request of any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f)             Keeping of Books. Except as disclosed on Schedule 4.01(e), the Borrower will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets of the Borrower, and reported on a consolidated basis in accordance with GAAP.

(g)            Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h)            Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, except for transactions between or among the Borrower and/or its Subsidiaries.

(i)             Reporting Requirements. Furnish to the Lenders:

(i)             as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Borrower as having been prepared in accordance with GAAP and certificates of the chief financial officer or chief accounting officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, after notification of a request for an amendment as contemplated under Section 1.03, a statement of reconciliation conforming such financial statements to Fixed GAAP; provided further that the Borrower shall only be required to provide any such statement of reconciliation with respect to the initial quarter in which any such change in GAAP occurs and only if an amendment has not been agreed upon prior to the date the compliance certificate referred to above is delivered pursuant to this clause (i);

(ii)            as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by KPMG LLP or other independent public accountants of nationally recognized standing and, in addition, the Borrower will provide a certificate of its chief financial officer or chief accounting officer setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, after notification of a request for an amendment as contemplated under Section 1.03, a statement of reconciliation conforming such financial statements to Fixed GAAP; provided further that the Borrower shall only be required to provide any such statement of reconciliation with respect to the initial quarter in which any such change in GAAP occurs and only if an amendment has not been agreed upon prior to the date the compliance certificate referred to above is delivered pursuant to this clause (ii);

(iii)            as soon as possible and in any event within five days after any senior officer becomes aware or should have become aware of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or chief accounting officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)            promptly after the sending or filing thereof, copies of all reports and registration statements that the Borrower or any Subsidiary files with the SEC; and

(v)            such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Reports, financial statements and other information required to be delivered by Borrower pursuant to clauses (i), (ii), (iii), (iv) and (v) of this subsection (i) shall be deemed to have been delivered on the date on which the Borrower posts such reports, financial statements or other information on its website on the Internet at www.travelers.com, at www.sec.gov or at such other website identified by the Borrower in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Agent and provided further that the Lenders shall be deemed to have received such information on the date such information is posted at the website pursuant to this sentence. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

(j)             Use of Proceeds. Use the proceeds of any Revolving Credit Advance for general corporate purposes not in contravention of this Agreement or any Revolving Credit Note.

Section 5.02. Negative Covenants. So long as any Revolving Credit Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)            Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired (other than Unrestricted Margin Stock), other than:

(i)             Permitted Liens,

(ii)            purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (including the “products” and “proceeds” thereof, as each such term is defined in the Uniform Commercial Code of the State of New York), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii)            Liens described on Schedule 5.02(a) hereto,

(iv)            Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v)            Liens arising in connection with capital lease obligations; provided, however, that no such Lien shall extend to or cover any property or assets other than the property and assets subject to such capital lease obligations,

(vi)           Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than the securities subject thereto,

(vii)          Liens on accounts or notes receivable (whether such accounts or notes receivable constitute accounts, instruments, chattel paper or general intangibles) and other related assets, and sales or discounts on the foregoing, arising solely in connection with the securitization thereof (whether in one transaction or in a series of transactions); provided that no such Lien shall extend to or cover any property or assets other than the receivables and related assets subject to such securitization,

(viii)         Liens on Invested Assets pursuant to trust, letter of credit, pledge or other security arrangements in connection with Reinsurance Agreements or Primary Policies or the Borrower’s Society of Lloyd’s insurance program (including syndicate 5000 and any other Lloyd’s syndicate which is managed by a Subsidiary of the Borrower or for which a Subsidiary of the Borrower acts as capital provider);

(ix)            other Liens securing Debt and other obligations in an aggregate principal amount, which, together with, without duplication, all other Liens permitted by clauses (iv) through (viii) above and this clause (ix), secures Debt and other obligations in an aggregate principal amount at the time such Debt or other obligations are incurred not to exceed 15% of the Net Worth of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding fiscal period for which financial statements have been delivered,

(x)            the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby,

(xi)           Liens in favor of the Borrower which secure the obligation of any Subsidiary to the Borrower, and

(xii)          any Lien on any asset of St. Paul Fire securing a reimbursement obligation arising from the issuance of a letter of credit for the account of St. Paul Fire (or one of its Affiliates) in the ordinary course of business.

(b)            Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that, so long as no Default shall have occurred and be continuing at the time of any such proposed transaction or would result therefrom: (i) the Borrower may merge or consolidate with or into any other Person so long as (A) the Borrower is the surviving corporation or, (B) if it is not the surviving entity, (w) the surviving entity shall have assumed all of the obligations of the Borrower under this Agreement pursuant to documentation reasonably satisfactory to the Agent and shall thereafter be deemed to be the Borrower for all purposes hereunder, (x) immediately following the closing date of such consolidation or merger, the surviving entity shall have senior long-term unsecured debt ratings from at least two nationally recognized rating agencies that are at least equal to the Borrower’s ratings immediately preceding the closing date of such consolidation or merger, but in any event such rating shall not be lower than BBB- by S&P or lower than Baa3 by Moody’s, (y) the surviving entity shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and (z) each of the Agent and the Lenders shall have received from the surviving entity all documentation and other information reasonably requested by the Agent or any Lender (through the Agent) required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, and (ii) and the Borrower may convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any other Person, so long as (A) such other Person shall have assumed all of the obligations of the Borrower under this Agreement pursuant to documentation reasonably satisfactory to the Agent and shall thereafter be deemed to be the Borrower for all purposes hereunder (B) immediately following the closing date of such consolidation or merger, the acquiring entity shall have senior long-term unsecured debt ratings from at least two nationally recognized rating agencies that are at least equal to the Borrower’s ratings immediately preceding the closing date of such conveyance, but in any event no such rating shall be lower than BBB- by S&P or lower than Baa3 by Moody’s, transfer, lease or disposition, (C) the acquiring entity shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and (D) each of the Agent and the Lenders shall have received from the acquiring entity all documentation and other information reasonably requested by the Agent or any Lender (through the Agent) required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(c)            Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP or statutory accounting principles.

(d)            Use of Proceeds. Use the proceeds of any Revolving Credit Advance to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, to the extent that such use of the proceeds would result in or otherwise cause a violation of Regulation U.

Section 5.03. Financial Covenant. So long as any Revolving Credit Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will maintain, as of the end of each fiscal quarter as calculated in each compliance certificate delivered pursuant to Section 5.01(i)(i) and (ii), or, in the case of Section 3.02(c), as of the date of and after giving effect to any Revolving Credit Borrowing and to the application of proceeds therefrom, any Commitment Increase or any extension of the Termination Date, an excess of Consolidated Net Worth over goodwill and other intangible assets of not less than $13,900,000,000.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            The Borrower shall fail to pay any principal of any Revolving Credit Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Revolving Credit Advance or, to the extent any L/C Obligation is not deemed to be converted to a Revolving Credit Borrowing under the last sentence of Section 2.03(c)(i), any Unreimbursed Amount or make any other payment of fees or other amounts payable under this Agreement or any Revolving Credit Note within three Business Days after the same becomes due and payable; or

(b)            Any representation or warranty made by the Borrower (or any of its officers) herein or in any Revolving Credit Note shall prove to have been incorrect in any material respect when made or deemed made; or

(c)            (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d)(i), (h) or (i)(iii), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender, provided that it shall not be an Event of Default for a failure to provide a notice of Default under Section 5.01(i)(iii) with respect to a Default under clause (ii) of this Section 6.01(c) until the day which is 30 days after any senior officer becomes aware or should have become aware of the occurrence of such Default at which time the failure to provide such notice shall be an Event of Default; or

(d)            (i) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount or, in the case of a Hedge Agreement, net amount, of at least $200,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue (A) after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt and (B) for two Business Days following receipt by Borrower of notice of such failure to pay when due and payable; or (ii) the Borrower or any of its Subsidiaries shall fail to observe, perform or comply with any other agreement or condition relating to any such Debt other than, with respect to Debt consisting of any Hedge Agreements, termination events or similar events pursuant to the terms of such Hedge Agreements, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to observe, conform or comply is to accelerate the maturity of such Debt or declare such Debt due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)            The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

(f)             Judgments or orders for the payment of money in excess of $200,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment following a failure of the Borrower or any of its Subsidiaries to pay the amount of such order and such proceedings shall remain unstayed for 10 consecutive Business Days or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)            (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii)  during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower (“Continuing Directors”) shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower; provided, however that individuals (x) appointed by a majority of the remaining members of the board of directors of the Borrower or (y) nominated or approved for consideration for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower, shall constitute Continuing Directors; or

(h)            The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liabilities relating to any Plans as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan within the meaning of Part 1 of Subtitle E of Title IV of ERISA; or (iii) the termination of a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA, which in the case of clause (i), (ii) and (iii) individually or in the aggregate would have a Material Adverse Effect; or

(i)            (i) Any insurance commissioner or any other state insurance regulatory official shall intervene through legal proceedings and assume control of any portion of the business of the Borrower or any Significant Subsidiary, or (ii) any insurance commissioner or any State insurance regulatory official shall initiate any legal proceeding not dismissed or stayed within 90 days, with a view toward intervening, in the control of a portion of the business of the Borrower or any Significant Subsidiary, which actions in the foregoing clauses (i) or (ii) could be reasonably expected to result in a Material Adverse Effect with respect to the Borrower and its Significant Subsidiaries, taken as a whole; provided that the provisions of clauses (i) and (ii) shall not include normal regulatory practices, including the review and approval of rates and forms, market conduct examinations, financial examinations, and other routine examinations conducted in the ordinary course of business with respect to the Borrower and its Significant Subsidiaries;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Revolving Credit Advances (other than Revolving Credit Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Revolving Credit Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Revolving Credit Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Revolving Credit Advances (other than Revolving Credit Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Revolving Credit Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, require that the Borrower provide Cash Collateral pursuant to the terms of Section 2.21; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective without further act of the Agent or any Lender. If at any time thereafter the Agent determines that the funds held in the Secured L/C Account and the Cash Collateral Account are less than the then outstanding amount of all L/C Obligations, then the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds, which the Agent determines to be free and clear of any right and claim, which additional funds shall be deposited and held in the Secured L/C Account or the Cash Collateral Account, as appropriate, an amount equal to the excess of (a) such then outstanding amount of all L/C Obligations over (b) the total amount of funds, if any, then held in the Secured L/C Account and the Cash Collateral Account.

Section 6.03. Application of Funds. After the exercise of remedies provided for in Section 6.01 or 6.02 (or after the Revolving Credit Advances have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 6.02), any amounts received on account of the amounts owing under this Agreement or any Revolving Credit Note shall, subject to the provisions of Sections 2.03(g), 2.21 and 2.22, be applied by the Agent in the following order:

First, to payment of that portion of the obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable under this Agreement or other writing to the Agent in its capacity as such;

Second, to payment of that portion of the obligations constituting amounts payable pursuant to the second sentence of Section 8.04(a) to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Revolving Credit Borrowings and other obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the obligations constituting unpaid principal of the Revolving Credit Borrowings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees and amounts payable pursuant to clause Second above) payable under this Agreement to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks and amounts payable under Section 2.13), ratably among them in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the Agent for the account of the Issuing Banks, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.21;

Last, the balance, if any, after all of the obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Subject to Sections 2.03(c) and 2.22, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. Subject to Section 2.03(g), amounts deposited in the Secured L/C Account with respect to Secured Letters of Credit shall be applied to satisfy drawings under such Secured Letters of Credit as the occur. After the exercise of remedies provided for in Section 6.01 or 6.02, if any amount remains on deposit in the Cash Collateral Account or the Secured L/C Account after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other obligations, if any, in the order set forth above.

ARTICLE VII

THE AGENT

Section 7.01. Authorization and Action. Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Revolving Credit Notes), the Agent shall not be required to exercise any discretion (other than such discretion as is delegated to the Agent under the terms of this Agreement, together with such powers as are reasonably incidental thereto) or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances), and such instructions shall be binding upon all Lenders and all holders of Revolving Credit Notes; provided, however, that the Agent shall not be required to take any action that, in its opinion or in the opinion of counsel to the Agent, exposes the Agent or its Affiliates and their officers, directors, employees, agents and advisors to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. The provisions of this Article are solely for the benefit of the Agent, the Lenders, and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Revolving Credit Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or 2.19, as the case may be, or an Assignment and Assumption entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by electronic message, Internet website posting, facsimile, e-mail or other distribution) believed by it to be genuine and signed or sent by the proper party or parties and may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon; (viii) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ix) shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Lender, or an Issuing Bank; (x) shall not be responsible for the contents of any certificate, report, or other document delivered hereunder or in connection herewith; (xi) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the relevant Lenders as shall be necessary under the circumstances as provided in Section 8.01), (xii) shall not, except expressly set forth herein, have any duty to disclose, and shall not be liable for failure to disclose, any information related to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity, and (xiii) shall not be responsible for the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent; it being understood that in determining compliance with any condition hereunder to the making of a Revolving Credit Advance or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Revolving Credit Advance or the Issuance of such letter of Credit. The Agent may consult with legal counsel, independent accountants, and other experts selected by it, as well as the Borrower and its representatives, and shall not be liable to the Lenders or the Issuing Banks for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, or experts.

Section 7.03. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Revolving Credit Note by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors, employees, agents and advisors. The exculpatory provisions of this Article VII shall apply to any such sub-agent and to the respective officers, directors, employees, agents and advisors of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 7.04. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary or Affiliate thereof, all as if such Person were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

Section 7.05. Lender Credit Decision. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.06. Indemnification.

(a)            Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Advances (and any participations in Letter of Credit) then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Revolving Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.06 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b)            Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement, any Revolving Credit Note, or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)            The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.06 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Revolving Credit Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.06 that are subsequently reimbursed by the Borrower.

Section 7.07. Successor Agent.

(a)            The Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks, and the Borrower and may be removed at any time with cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent, if no Event of Default has occurred and is continuing, of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under any Revolving Credit Note and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring or retired Agent, and the retiring or retired Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged therefrom as provided above in this Section 7.07(a)). After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under any Revolving Credit Note, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective officers, directors, employees, agents and advisors in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b)            Any resignation by the Person then acting as Agent pursuant to this Section 7.07 shall also constitute, in the sole discretion of such Person, its resignation as an Issuing Bank with respect to any Letters of Credit issued after the date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Issuing Bank, (ii) the resigning Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under any Revolving Credit Note, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

Section 7.08. Other Agents. Each Lender hereby acknowledges that no documentation agent or any other Lender designated as any “Agent” on the cover page hereof or in the preamble hereto (collectively, the “Other Agents”) (other than JPMorgan in its capacity as Agent) shall have any powers, duties, or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent, a Lender, or an Issuing Bank hereunder.

Section 7.09. Erroneous Payments.

(a)            Each Lender hereby agrees that (x) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender under this Section 7.09 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect

(c)            The Borrower hereby agrees that (x) in the event an erroneous payment (or portion thereof) is not recovered from any Lender that has received such payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower; provided that this Section 7.09 shall not be interpreted to increase (or accelerate the due date for) the obligations of the Borrower hereunder in accordance with this Agreement relative to the amount (and/or timing for payment) of such obligations that would have been payable had such erroneous Payment not been made by the Agent.

(d)            Each party’s obligations under this Section 7.09 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Borrower under this Agreement and the other documents to be delivered hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing, signed by the Required Lenders, and the Borrower, and notice of such amendment or waiver shall be provided to the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, subject to Section 2.23(b) and (c), no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01; (b) extend or increase the Commitments of the Lenders (or reinstate any Commitment terminated pursuant to Section 6.01), other than increases of Commitments as provided in Section 2.18 and extensions of Commitments as provided in Section 2.19; (c) reduce the principal of, or the rate of interest on, any Revolving Credit Advance or (subject to clause (iii) of the last proviso in this Section 8.01) any fees or other amounts payable hereunder or under any Revolving Credit Note; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or “Default Rate” or to waive any obligation of the Borrower to pay Default Interest or interest or Letter of Credit Fees at the Default Rate; (d) change Section 2.13(a), Section 2.15 or Section 6.03 in a manner that would alter the ratable sharing of payments required thereby; (e) postpone any date fixed by this Agreement or the Revolving Credit Notes for any payment or mandatory prepayment of principal, interest, fees, or other amounts due to the Lenders hereunder or under the Revolving Credit Notes, other than extensions of the Termination Date as provided in Section 2.19; (f) change the definition of “Required Lenders” or the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder; (g) release any of the collateral in the Secured L/C Account, the Cash Collateral Account or other collateral pledged pursuant to this Agreement, other than releases in accordance with the terms hereof; or (h) amend this Section 8.01; and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Revolving Credit Note; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank adversely affected thereby in addition to the Lenders required above to take such action, affect the rights or obligations of such Issuing Bank in its capacity as such under this Agreement; and (iii) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.02. Notices, Etc.

(a)            All notices and other communications provided for hereunder shall be either (x) in writing (including facsimile communication) and mailed, e-mailed, facsimiled or delivered; provided that the foregoing, with respect to electronic communication, shall not apply to notices to the Borrower, to any Lender or to any Issuing Bank pursuant to Article II if the Borrower, such Lender or such Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), (i) if to the Borrower, to the address or facsimile number, e-mail address or telephone number specified on Schedule 8.02 or such other address(es) as shall be designated by the Borrower in a written notice to the Agent, (ii) if to any Lender, to the address or facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire, and (iii) if to the Agent or an Issuing Bank, to the address or facsimile number, e-mail address or telephone number specified for such Person on Schedule 8.02; or, as to the Agent, at such other address as shall be designated by such party in a written notice to the Borrower and the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iii), (iv) or (v) shall, at the option of the Borrower, be delivered to the Agent as specified in Section 5.01 or 8.02(b). All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by overnight courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; (D) if delivered by e-mail, upon confirmation of receipt (provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient), except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent; and (E) other than notices delivered pursuant to Section 5.01, if posted to an Internet or intranet website, upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (D) of notification that such notice or communication is available and identifying the website address therefore. Delivery by facsimile or other electronic imaging means of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Revolving Credit Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)            So long as JPMorgan or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iii), (iv) and (v) may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Revolving Credit Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on the Platform.

(c)            Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by e-mail or facsimile. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(d)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall the Agent or any of its officers, directors, employees, agents and advisors (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Communications through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 8.03. No Waiver; Remedies. No failure by any Lender, any Issuing Bank or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any Revolving Credit Note, the authority to enforce rights and remedies hereunder and under any Revolving Credit Note against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under any Revolving Credit Note, (b) each Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank, as the case may be) hereunder and under any Revolving Credit Note, (c) any Lender from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.14), (d) one or more Lenders appointed by the Required Lenders from exercising such lawful rights and remedies hereunder and under any Revolving Credit Note, as the Required Lenders may direct, in the event the Agent shall have been directed by the Required Lenders in writing to exercise such rights and remedies and shall have refused to do so, or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; and provided, further, that if at any time there is no Person acting as Agent hereunder and under any Revolving Credit Note, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 6.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.04. Costs; Expenses; and Indemnification.

(a)            The Borrower agrees to pay promptly (i) all reasonable and documented costs and expenses of the Agent in connection with the preparation, syndication, execution, delivery, administration, modification and amendment of this Agreement, the Revolving Credit Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and expenses of one counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and (ii) all reasonable and documented costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. The Borrower further agrees to pay promptly all costs and expenses of the Agent, the Issuing Banks and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Revolving Credit Notes and the other documents to be delivered hereunder, including, without limitation, fees and expenses of one counsel for the Agent, the Issuing Banks and the Lenders (including in connection with the enforcement of rights under this Section 8.04(a)), unless the Agent, the Issuing Banks and/or the Lenders have conflicting interests that cannot reasonably be represented by one counsel, in which case such expenses shall include the reasonable fees and disbursements of no more than such number of counsels as are necessary to represent such conflicting interests). All references in this clause (a) to fees and expenses shall be deemed to refer to invoiced and reasonably documented out-of-pocket fees and expenses.

(b)            The Borrower agrees to indemnify and hold harmless the Agent, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against any and all claims, damages, penalties, losses, liabilities and expenses (limited in the case of legal fees and disbursements to the reasonable fees and disbursements of one counsel to the Indemnified Parties unless the Indemnified Parties have conflicting interests that cannot reasonably be represented by one counsel, in which case such expenses shall include the reasonable fees and disbursements of no more than such number of counsels as are necessary to represent such conflicting interests) that may be incurred by or asserted or awarded against any Indemnified Party in each case arising out of or in connection with or by reason of any investigation, litigation or proceeding (or preparation of a defense in connection therewith) by a third party or by the Borrower with respect to the Revolving Credit Notes, this Agreement, the arrangement or syndication of this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Credit Advances or Letters of Credit, whether based on contract, tort or any other theory, and regardless of whether any Indemnified Party is a party thereto, except to the extent such claim, damage, penalty, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) such Indemnified Party’s gross negligence or willful misconduct or the gross negligence or willful misconduct of such Indemnified Party’s controlled Affiliates or its or their officers, directors or employees or (B) a material breach by such Indemnified Party or its controlled Affiliates or officers, directors or employees of its express obligations under this Agreement or (ii) resulted from any actual or threatened claim, litigation, investigation or proceeding between or among the Indemnified Parties (other than any such claim, litigation, investigation or proceeding against the Agent or any Other Agent in its capacity as such and other than any such claim, litigation, investigation or proceeding arising from any act or omission by the Borrower or any of its Affiliates). Each party hereto agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, the Borrower, or any Related Party of any of the foregoing Persons, on any theory of liability, arising out of or otherwise relating to the Revolving Credit Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Credit Advances, provided that this sentence shall not relieve the Borrower from any of its obligations hereunder, including, without limitation any of its indemnification obligations set forth in this Agreement. All references in this clause (b) to fees and expenses shall be deemed to refer to invoiced and reasonably documented out-of-pocket fees and expenses. This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c)            If any payment of principal of, or Conversion of, any SOFR Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Revolving Credit Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Revolving Credit Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Revolving Credit Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(b), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits, indirect losses and special or consequential damages), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Revolving Credit Advance.

(d)            Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Revolving Credit Notes.

Section 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default under Section 6.01(a) and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Revolving Credit Advances due and payable pursuant to the provisions of Section 6.01, each Lender, each Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Revolving Credit Note held by such Lender which are then due and payable. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

Section 8.06. Binding Effect; Integration. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns permitted hereunder, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders. Upon the effectiveness of this Agreement, the reimbursement and indemnification obligations of the Borrower in the seventh and eighth paragraphs of the Commitment Letter and the representations, warranties and covenants of the Borrower in the sixth paragraph of the Commitment Letter shall automatically be terminated and be superseded by the applicable provisions of this Agreement.

Section 8.07. Assignments and Participations.

(a)            No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 8.07(b), (ii) by way of participation in accordance with the provisions of Section 8.07(f), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.07(h) (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in Section 8.07(f) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Each Lender may and, if demanded by the Borrower in accordance with Section 2.20, upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Revolving Credit Advances owing to it, its participations in Letters of Credit and the Revolving Credit Note or Revolving Credit Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lenders’ rights and obligations under this Agreement with respect to the Revolving Credit Advances or the Revolving Credit Commitment assigned, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower in accordance with Section 2.20 shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower in accordance with Section 2.20 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Revolving Credit Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, its participations in Letters of Credit and all other amounts payable to such Lender under this Agreement, (vi) the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), (vii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with an Administrative Questionnaire from any assignee that is not a Lender, and any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500 payable by the assignor or the Eligible Assignee, as applicable, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, and (viii) any Lender may, without the approval of the Borrower and the Agent, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), but shall continue to be entitled to the benefits of Section 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations (other than its obligations under Section 7.06 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement.

(c)            By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, including providing such documentation as is required under Section 2.14(f).

(d)            Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Notes subject to such assignment and the processing and recordation fee referred to in Section 8.07(b), the Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(e)            The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Revolving Credit Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)             Each Lender may sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Revolving Credit Note or Revolving Credit Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Revolving Credit Note for all purposes of this Agreement, (iv) the Borrower, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Revolving Credit Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Revolving Credit Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.11, 2.14 and 8.04(c) (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.07(b); provided that such participant (A) agrees to be subject to the provisions of Sections 2.11, 2.14 and 2.20 as if it were an assignee under Section 8.07(b); and (B) shall not be entitled to receive any greater payment under Section 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive.

(g)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender and the Borrower shall be a named third party beneficiary under such confidentiality agreement executed by such assignee or participant or proposed assignee or participant.

(h)            Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Revolving Credit Notes or other obligations under this Agreement (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Credit Advance or its other obligations under this Agreement or any Revolving Credit Note) except to the extent that such disclosure is necessary to establish that the Revolving Credit Advances or such other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, Borrower and the Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(i)             Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Revolving Credit Advances owing to it and any Revolving Credit Note or Revolving Credit Notes held by it) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) (i) to the Agent’s or such Lender’s Related Parties in connection with the performance of this Agreement and who has been advised of the confidential nature thereof along with the Agent or such Lender being responsible, to the extent not prohibited by, or in violation of, law or regulation, for compliance by the Agent’s or such Lender’s Related Parties with the provisions of this Section 8.08 and (ii) as contemplated by Section 8.07(g), to actual or prospective assignees and participants, and then only if such assignee or participant has been advised of its obligation to keep the Confidential Information confidential, (b) as required by any law, rule or regulation or judicial process (in each case, such disclosure shall be limited to that which is legally required), (c) as requested or required by any state, federal or foreign authority or examiner regulating banks, banking or other financial institutions or self-regulatory body (in which case, such disclosure shall be limited to the extent necessary to comply with such regulatory authority), (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) on a confidential basis and with the Borrower’s prior consent, to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided under this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided under this Agreement, (f) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations and then only if such counterparty has been advised of its obligation and has agreed to keep the Confidential Information confidential or (g) with the consent of the Borrower. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, league table providers and similar service providers to the lending industry. The Agent and the Lenders shall use Confidential Information solely for the purposes contemplated by this Agreement and shall not use such information for any other purpose, including using such information in connection with trading in the securities of the Borrower and or its Affiliates. Subject to the preceding sentence, the Agent and the Lenders acknowledge and agree to exercise the same degree of care in maintaining the confidentiality of Confidential Information as such Person would accord to its own confidential information.

Section 8.09. Governing Law. This Agreement and the other L/C Related Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other L/C Related Document shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules); provided that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or application therefor or, if no such laws or rules are designated, the International Standby Practices of the International Chamber of Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

Section 8.10. Execution in Counterparts.

(a)            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other document to be delivered hereunder and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 8.02), certificate, request, statement, disclosure or authorization related to this Agreement and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (b) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Agent and each of the Lenders may, at its option, create one or more copies of this Agreement and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Agent, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons for any liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 8.11. Jurisdiction, Etc.

(a)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other L/C Related Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)            Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other L/C Related Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.12. No Liability of the Issuing Banks. Subject to the next sentence, the Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its Related Parties shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves by a final and nonappealable judgment of a court of competent jurisdiction were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and nonappealable judgment) in accepting such documents.

Section 8.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Revolving Credit Note), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by any Revolving Credit Note; (b) (i) each of the Agent, the Joint Lead Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any Affiliate thereof and (ii) neither the Agent nor any of the Joint Lead Arrangers nor any of the Lenders has any obligation to the Borrower or any Affiliate thereof with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in any Revolving Credit Note; and (iii) the Agent, the Joint Lead Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor any of the Joint Lead Arrangers nor any of the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.

Section 8.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any Revolving Credit Note or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall terminate when no Revolving Credit Advance shall remain unpaid, no Letter of Credit is outstanding and no Lender shall have any Commitment hereunder.

Section 8.15. Patriot Act; Anti-Money Laundering Laws. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act or such Anti-Money Laundering Laws. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation.

Section 8.16. Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE REVOLVING CREDIT NOTES OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

Section 8.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or any Revolving Credit Note, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)             the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Revolving Credit Note; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.

Section 8.18. Lender ERISA Matters.

(a)            Each Lender represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Joint Lead Arrangers and the Other Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Revolving Credit Advances or the Commitments;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Credit Advances, Commitments and this Agreement;

(iii)           such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Revolving Credit Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Revolving Credit Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Credit Advances, the Commitments and this Agreement; or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Joint Lead Arrangers and the Other Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Agent, the Joint Lead Arrangers or the Other Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Revolving Credit Notes or any documents related to hereto or thereto).

(c)            The Agent, the Joint Lead Arrangers and the Other Agents hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Revolving Credit Advances, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Revolving Credit Advances or the Commitments for an amount less than the amount being paid for an interest in the Revolving Credit Advances or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, this Agreement or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE TRAVELERS COMPANIES, INC.

By:	/s/ Douglas K. Russell
Name: Douglas K. Russell
Title: Senior Vice President, Corporate Controller and Treasurer

Five Year Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Agent, as an Issuing Bank and as a Lender

By:	/s/ James S. Mintzer
Name: James S. Mintzer
Title: Executive Director

Five Year Credit Agreement

BANK OF AMERICA, N.A.,
as an Issuing Bank and as a Lender

By:	/s/ Chris Choi
Name: Chris Choi
Title: Managing Director

Five Year Credit Agreement

CITIBANK, N.A.,
as an Issuing Bank and as a Lender

By:	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

Five Year Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as an Issuing Bank and as a Lender

By:	/s/ Callen M. Strunk
Name: Callen M. Strunk
Title: Vice President

Five Year Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Issuing Bank and as a Lender

By:	/s/ Hanh Huynh
Name: Michelle (Hanh) Huynh
Title: Director

Five Year Credit Agreement

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Stephanie J. Reid
Name: Stephanie J. Reid
Title: Director – Corporate Bank

Five Year Credit Agreement

CREDIT SUISSE AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Michael Dieffenbacher
Name: Michael Dieffenbacher
Title: Authorized Signatory

Five Year Credit Agreement

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Amanda DeRoche
Name: Amanda DeRoche
Title: Authorized Signatory

Five Year Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mrudul Kotia
Name: Mrudul Kotia
Title: Vice President, Financial Institutions Group

Five Year Credit Agreement

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Five Year Credit Agreement

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Yadilsa Fernandez
Name: Yadilsa Fernandez
Title: Vice President

Five Year Credit Agreement

THE TORONTO DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Tyrone Nicholson
Name: Tyrone Nicholson
Title: Authorized Signatory

Five Year Credit Agreement

TRUIST BANK,
as a Lender

By:	/s/ Hays Wood
Name: Hays Wood
Title: Director

Five Year Credit Agreement

Schedule 1.01 – Lender Commitments

Lender	Revolving Credit Commitment	Letter of Credit Commitment
JPMorgan Chase Bank, N.A.	$112,000,000	$20,000,000
Bank of America, N.A.	$112,000,000	$20,000,000
Citibank, N.A.	$112,000,000	$20,000,000
U.S. Bank National Association	$112,000,000	$20,000,000
Wells Fargo Bank, National Association	$112,000,000	$20,000,000
Barclays Bank PLC	$55,000,000	$0
Credit Suisse AG, New York Branch	$55,000,000	$0
Goldman Sachs Bank USA	$55,000,000	$0
HSBC Bank USA, National Association	$55,000,000	$0
Morgan Stanley Bank, N.A.	$55,000,000	$0
The Bank of New York Mellon	$55,000,000	$0
The Toronto-Dominion Bank, New York Branch	$55,000,000	$0
Truist Bank	$55,000,000	$0
Total	$1,000,000,000.00	$100,000,000.00

Schedule 1.01

Schedule 4.01(e) – Accounting Matters

Comments from the SEC or any other Governmental Authority or third party that the Borrower may receive from time to time that do not result from material non-compliance with GAAP, and any other immaterial non-compliance with GAAP.

Schedule 4.01(e)

Schedule 5.02(a) – Existing Liens

The Borrower meets its capital requirements to support its underwriting at Lloyd's of London using a combination of trust deposits and uncollateralized letters of credit, and the Borrower and/or its subsidiaries have pledged, and may in the future pledge, funds in the form of securities and/or cash, into Lloyd’s trust accounts to provide a portion of the Lloyd’s capital requirements.

Schedule 5.02(a)

Schedule 8.02 – Notice Information

BORROWER’S OFFICE, AGENT’S OFFICE, AND ISSUING BANK’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

The Travelers Companies, Inc.

One Tower Square

Hartford, CT 06183

Attention: Corporate Treasurer

Fax Number: 860-277-8012

Telephone: 860-277-0523

Email: drussell@travelers.com

AND TO

The Travelers Companies, Inc.

385 Washington Street

St. Paul, MN 55102

Attention: Corporate Secretary

Fax Number: 877-283-0993

Telephone: 651-310-6748

Email: wskjerve@travelers.com

With a copy to

One Tower Square

Hartford, CT 06183

AGENT:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group

Tel: 302-552-0714

Email: andrew.weyant@chase.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:

Email: covenant.compliance@jpmchase.com

Schedule 8.02

ISSUING BANKS:

JPMorgan Chase Bank, N.A.

10420 Highland Manor Dr. 4th Floor

Tampa, FL 33610

Attention: Standby LC Unit

Tel: 800-364-1969

Fax: 856-294-5267

Email: GTS.Client.Services@jpmchase.com

With a copy to

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group

Tel: 302-552-0714

Email: andrew.weyant@chase.com

Bank of America, N.A.

Trade Operations - Pennsylvania

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Trade Client Service Team US

Email: tradeclientserviceteamus@bofa.com

Citibank, N.A.

1 Penns Way, Ops II

New Castle, DE 19720

Attention: Gopinath Elogovan, Securities Processing Analyst

Telephone: (201) 472-4024

Fax: (212) 994-0847

Email: Global.Loans.LCRecon@citi.com

U.S. Bank, National Association

U.S. Bancorp Center

800 Nicollet Mall

BC-MN-H03L

Minneapolis, MN  55402

Attention: National Syndicated Lending Services

Telephone: (920) 237-7601

Facsimile: 866-721-7062

Email:  CLSSyndicationServicesTeam@usbank.com

Schedule 8.02

Wells Fargo Bank, National Association

1700 Lincoln St., 4th Floor

Denver, CO 80203

Attention: Helena Vu, Loan Servicing Specialist

Phone: (303) 863-5994

Fax: (877) 606-9426

Email: DENLCFX@wellsfargo.com and Thuhuongthi.Vu@wellsfargo.com

With a copy to

Wells Fargo Bank, National Association

1700 Lincoln St., 4th Floor

Denver, CO 80203

Attention: Heather E Taormina, Loan Servicing Specialist

Phone: (303) 863-5994

Fax: (877) 606-9426

Email: DENLCFX@wellsfargo.com

Schedule 8.02

EXHIBIT A - FORM OF

REVOLVING CREDIT NOTE

U.S.$_______________	Dated: _______________, 202_

FOR VALUE RECEIVED, the undersigned, THE TRAVELERS COMPANIES, INC., a Minnesota corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) of such Lender the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the outstanding and unpaid amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Five Year Credit Agreement dated as of June 15, 2022 among the Borrower, the Lender and certain other lenders parties thereto, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) and outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars to JPMorgan Chase Bank, N.A., as Agent, at the Agent’s Account, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THE TRAVELERS COMPANIES, INC.

By:
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE OF

REVOLVING CREDIT BORROWING

JPMorgan Chase Bank, N.A., as Agent for the Lenders parties
to the Credit Agreement referred to below

JPMorgan Loan Services

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attention: Loan and Agency Services Group

[Date]

Ladies and Gentlemen:

The undersigned, The Travelers Companies, Inc., refers to the Five Year Credit Agreement, dated as of June 15, 2022 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers, and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)             The Business Day of the Proposed Revolving Credit Borrowing is _______________, 202_.

(ii)            The Type of Revolving Credit Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [SOFR Advances].

(iii)           The aggregate amount of the Proposed Revolving Credit Borrowing is $_______________.

[(iv)         The initial Interest Period for each SOFR Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

(A)           the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of Section 4.01(e) and in Section 4.01(f)) are correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects), before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) as of such earlier date;

(B)            no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(C)            the Borrower is and will be in pro forma compliance with Section 5.03 of the Credit Agreement on and as of such date after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom.

Very truly yours,

THE TRAVELERS COMPANIES, INC.

By:
Name:
Title:

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Five Year Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement (including, without limitation, the participations in Letters of Credit held by the Assignor) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.            Assignor[s]:________________________________

     ________________________________

1	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3	Select as appropriate.
4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.            Assignee[s]:________________________________

     ________________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.            Borrower(s): The Travelers Companies, Inc.

4.            Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.            Credit Agreement: Five Year Credit Agreement dated as of June 15, 2022 among the Borrower, the Lender and certain other lenders parties thereto, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers, and JPMorgan Chase Bank, N.A., as Agent for the Lenders.

6.            Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Revolving Credit Commitment for all Lenders[7]	Amount of Revolving Credit Commitment Assigned	Percentage Assigned of Revolving Credit Commitment[8]
		$	$	%
		$	$	%
		$	$	%

[7.      Trade Date:      __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name, Title:

5	List each Assignor, as appropriate.
6	List each Assignee, as appropriate.
7	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name, Title:

[Consented to and]9 Accepted:

JPMORGAN CHASE BANK, N.A., as

  Agent

By:
Name, Title:

[Consented to:]10

By:
Name, Title:

By:
Name, Title:

9	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
10	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Banks) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1            Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other L/C Related Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the L/C Related Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any L/C Related Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any L/C Related Document.

1.2            Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(i)(i) and 5.01(i)(ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (ii) confirms that it is an Eligible Assignee, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile, e-mail or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

EXHIBIT D - FORM OF

OPINION(S) OF COUNSEL

FOR THE BORROWER

See attached.

June 15, 2022

JPMorgan Chase Bank, N.A., as Administrative

Agent under the Credit Agreement, as hereinafter

defined (in such capacity, the “Administrative Agent”)

and

The Lenders listed on Schedule I hereto

Re:	Five Year Credit Agreement dated as of June 15, 2022 (the “Credit
Agreement”) among The Travelers Companies, Inc., a Minnesota corporation (the “Company”), the lending institutions identified in the Credit Agreement (the “Lenders”) and the Administrative
Agent

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the preparation, execution and delivery of the following documents: (i) the Credit Agreement and (ii) the Revolving Credit Notes delivered to the Lenders on the date hereof (the Revolving Credit Notes, together with the Credit Agreement, collectively the “Credit Documents”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement. This opinion is furnished to you pursuant to Section 3.01(e)(iv) of the Credit Agreement.

We have examined the following:

(i)             the Credit Agreement, signed by the Company and by the Administrative Agent and certain of the Lenders; and

(ii)            the Revolving Credit Notes, signed by the Company.

In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Documents.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.             The execution and delivery of the Credit Agreement by the Company, its borrowings in accordance with the terms of the Credit Agreement and performance of its payment obligations thereunder will not result in any violation of, assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any federal or New York statute or any rule or regulation issued pursuant to any federal or New York statute.

2.             No consent, approval, authorization, filing, registration or qualification of or with any federal or New York governmental agency or body is required for the execution and delivery by the Company of the Credit Documents to which it is a party, the borrowings by the Company in accordance with the terms of the Credit Documents or the performance by the Company of its payment obligations under the Credit Documents to which it is a party.

3.             Assuming that each of the Credit Documents is a valid and legally binding obligation of each of the parties thereto other than the Company and assuming that (a) the Company is validly existing and in good standing under the laws of Minnesota, has the corporate power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is a party and has duly authorized, executed and delivered the Credit Documents in accordance with its organizational documents and applicable laws, (b) execution, delivery and performance by the Company of the Credit Documents do not violate the laws of the State of Minnesota or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (c) execution, delivery and performance by the Company of the Credit Documents do not constitute a breach of or default under any agreement or instrument which is binding upon the Company, each Credit Document constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.             Assuming that the Company will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Company and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.             The Company is not an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.

Our opinion in paragraph 1 and 2 above is based on our review of only those statutes, regulations and rules that, in our experience, are customarily applicable to transactions of the type contemplated by the Credit Documents.

Our opinion in paragraph 3 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion with respect to:

(i)             the effect of any provision of the Credit Documents that is intended to permit modification thereof only by means of an agreement in writing signed by the parties thereto;

(ii)            the effect of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(iii)           the effect of any provision of the Credit Documents imposing penalties or forfeitures;

(iv)           the effect of any provision of the Credit Documents to the extent that such provision constitutes a waiver of illegality as a defense to the performance of contract obligations; and

(v)            the effect of any provision of the Credit Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State and County of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Documents that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States district court has discretion to transfer an action from one federal court to another.

With respect to matters of the laws of the State of Minnesota, we understand that you are relying on the opinion of Wendy C. Skjerven, Corporate Secretary of the Company dated the date hereof.

We do not express any opinion herein concerning any law other than the federal law of the United States and the law of the State of New York.

This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent; provided that this opinion letter may be furnished to, but may not be relied upon by (i) any person that purchases an interest or a participation in the Commitments or Loans, (ii) any auditor or regulatory authority having jurisdiction over a Lender and (iii) any other person pursuant to court order or judicial process.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

Schedule I

The Lenders

JPMorgan Chase Bank, N.A.

Bank of America, N.A.

Citibank, N.A.

U.S. Bank National Association

Wells Fargo Bank, National Association

Barclays Bank PLC

Credit Suisse AG, New York Branch

Goldman Sachs Bank USA

HSBC Bank USA, National Association

Morgan Stanley Bank, N.A.

The Bank of New York Mellon

The Toronto Dominion Bank, New York Branch

Truist Bank

June 15, 2022

To each of the Lenders parties
to the Credit Agreement dated
as of June 15, 2022
among The Travelers Companies, Inc.,
and said Lenders and
to JPMorgan Chase Bank, N.A., as Agent

The Travelers Companies, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Article III of the Five-Year Credit Agreement, dated as of June 15, 2022 (the “Credit Agreement”), among The Travelers Companies, Inc. (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers, and JPMorgan Chase Bank, N.A., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I am an attorney licensed to practice law in the State of Minnesota, and I am also the Corporate Secretary of the Borrower. I am aware of the negotiation, execution and delivery of the Credit Agreement.

In that connection, I have examined or caused members of the Borrower’s legal department to examine:

The Credit Agreement;

The documents furnished by the Borrower pursuant to Article III of the Credit Agreement;

The Amended and Restated Articles of Incorporation of the Borrower and all amendments thereto (the “Charter”);

The bylaws of the Borrower and all amendments thereto (the “Bylaws”); and

A certificate of the Secretary of State of Minnesota, dated May 31, 2022, attesting to the continued corporate existence and good standing of the Borrower in that State.

I have also examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have relied upon certificates of the Borrower or its officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.

My opinions expressed below are limited to the law of the State of Minnesota and the Federal law of the United States.

Based upon, and subject to, the foregoing, I am of the following opinion:

The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

The execution, delivery and performance by the Borrower of the Credit Agreement and the Revolving Credit Notes, and the consummation of the transactions contemplated thereby by the Borrower, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not violate (i) the Charter or the Bylaws or (ii) any law, rule or regulation applicable to the Borrower if, in the case of (ii), such violation could reasonably be expected to have a Material Adverse Effect. The Credit Agreement has been, and the Revolving Credit Notes when executed will be, duly executed and delivered on behalf of the Borrower.

To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Revolving Credit Notes or the consummation of the transactions contemplated thereby.

Very truly yours,

Wendy C. Skjerven
Corporate Secretary

EXHIBIT E-1 - FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Five Year Credit Agreement dated as of June 15, 2022 among The Travelers Companies, Inc. (the “Borrower”), the Lenders parties thereto, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.14(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Revolving Credit Advance(s) (as well as any Revolving Credit Note(s) evidencing such Revolving Credit Advance(s)) in respect of which it is providing this certificate, (b) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Agent with a certificate of its non U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (b) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20___

EXHIBIT E-2 - FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Five Year Credit Agreement dated as of June 15, 2022 among The Travelers Companies, Inc. ( the “Borrower”), the Lenders parties thereto, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.14(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20___

EXHIBIT E-3 - FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Five Year Credit Agreement dated as of June 15, 2022 among The Travelers Companies, Inc. ( the “Borrower”), the Lenders parties thereto, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.14(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20___

Exhibit E-3

EXHIBIT E-4 - FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Five Year Credit Agreement dated as of June 15, 2022 among The Travelers Companies, Inc. ( the “Borrower”), the Lenders parties thereto, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of 2.14(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Revolving Credit Advance(s) (as well as any Revolving Credit Note(s) evidencing such Revolving Credit Advance(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Revolving Credit Advance(s) (as well as any Revolving Credit Note(s) evidencing such Revolving Credit Advance(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20___

Exhibit E-4